As filed with the Securities and Exchange Commission on June 16, 2008
Registration No. 333-125137

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
ENCYSIVE PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3532643
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
4848 Loop Central Drive, Suite 700
Houston, TX 77081
(713) 796-8822
(Address, including Zip Code, Telephone Number,
including Area Code, of Registrant’s Principal Executive Offices)
ENCYSIVE PHARMACEUTICALS INC.
AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN
(Full Title of the Plan)
Paul S. Manierre
Vice President
4848 Loop Central Drive, Suite 700
Houston, TX 77081
(713) 796-8822
(Name, Address and Telephone Number,
including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 (“Post-Effective Amendment”), filed by Encysive Pharmaceuticals Inc., a Delaware corporation (the “Company”), removes from registration all shares of Encysive common stock, par value $0.005 per share (including the preferred stock purchase rights, “Common Stock”), registered under the Registration Statement on Form S-8 (Registration Number 333-125137) filed by the Company on May 23, 2005 (the “Registration Statement”) with the Securities and Exchange Commission, pertaining to the registration of 2,000,000 shares of Common Stock, relating to the Encysive Pharmaceuticals Inc. Amended and Restated 1999 Stock Incentive Plan.
     On February 20, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pfizer Inc., a Delaware corporation (“Pfizer”), and Explorer Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Pfizer, providing for, among other things, the merger of Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, wholly-owned by Pfizer. The Merger became effective on June 10, 2008 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.
     At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Merger (other than shares owned by Pfizer, the Company or their wholly-owned subsidiaries or shares with respect to which appraisal rights were properly exercised under Delaware law) were cancelled and converted into the right to receive $2.35 per share in cash, without interest and less any required withholding taxes.
     As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. The Company hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on this 16th day of June, 2008.

ENCYSIVE PHARMACEUTICALS INC.
By:	/s/ Paul Manierre
	Name:	Paul Manierre
	Title:	Vice President

     Pursuant to the requirements of Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons on June 16, 2008 in the capacities indicated.

Signature	Title

/s/ Douglas E. Gordano Douglas E. Giordano	President (Principal Executive Officer)

/s/ Kathleen R. O’Connell Kathleen R. O’Connell	Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ Lawrence Miller Lawrence Miller	Director

Director
/s/ David Reid David Reid

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